SECURITIES AND EXCHANGE COMMISSION

Washington D.C.

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

February 10, 2004

Date of Report (Date of earliest event reported)

JLM INDUSTRIES, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-22687	06-1163710
(State or other jurisdiction of incorporation)	(Commission file number)	(IRS employer identification number)

8675 Hidden River Parkway, Tampa, FL 33637

(Address of principal executive offices)

(813) 632-3300

(Registrant’s telephone number, including area code)

Item 5.	Other Events

JLM Industries, Inc. (the “Company”) has determined that in order to comply with EITF Issue No. 95-22, Balance Sheet Classification of Borrowings Outstanding under Revolving Credit Agreements That Include both a Subjective Acceleration Clause and a Lock-Box Arrangement, it needs to reclassify as short-term debt certain indebtedness due to Congress Financial Corporation which had previously been classified as long-term debt. Application of such reclassification to prior periods would result in (a) an increase in current liabilities in the amounts of $6.7 million at December 31, 2001; $10.4 million at December 31, 2002; $ 11.4 million at March 31, 2003; $ 9.1 million at June 30, 2003; and $9.2 million at September 30, 2003, and (b) a decrease in both working capital and long-term debt at each of such dates in an equivalent amount. The reclassification does not affect total assets or total debt, and there will be no impact on, or change in the Company’s reported results of operations or statements of cash flows. Accordingly, the Company expects to amend its Form 10-K for the year ended December 31, 2002, and Form 10-Q’s for each of the quarters ended March 31, 2003, June 30, 2003, and September 30, 2003, to reflect such reclassifications. Such amended reports will include restated financial statements for the affected periods, along with related revised narrative relating to liquidity and capital resources and revised selected financial data, where applicable. As noted above, no change will be required with respect to the statement of operations or the statement of cash flows.

As previously announced, the Company on October 30, 2003 entered into a definitive merger agreement with an investor group led by John L. Macdonald, JLM’s founder and CEO, and Philip Sassower, one of JLM’s principal stockholders and a former JLM director. Under the terms of the agreement, JLM’s stockholders, other than Messrs. Macdonald (with respect to all but 508,485 of his shares) and Sassower and the members of their investor group, will receive $1.40 per share cash for each share of JLM stock and JLM will become a privately held company controlled by the investor group. The Company has advised the investor group of the need to reclassify certain indebtedness from long-term to current, and that it is required to amend its prior Exchange Act reports to reflect such reclassifications. The investor group has advised the Company that it is waiving any rights to terminate the merger agreement that it might have by reason of (a) such reclassification, (b) the impact of such reclassification on the Company’s balance sheet and working capital, (c) any possible restatement of prior period financial statements, or (d) any amendment of prior Exchange Act reports to reflect such reclassification or restatement.

The buyer group reaffirmed to the Company and its Board of Directors its intention to pursue and close the merger transaction as soon as possible, and prior to March 30, 2004.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

JLM INDUSTRIES, INC.
(Registrant)

By:	/s/ Michael Molina
Michael Molina
Vice President and Chief Financial Officer

Dated: February 10, 2004

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